EXHIBIT 23.1 - CONSENT OF CROWE CHIZEK AND COMPANY LLC, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-44393, 33-79274, and 33-02049 on Form S-8 of The First of Long Island Corporation of our report dated January 27, 2006 with respect to the consolidated financial statements of The First of Long Island Corporation and managment’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of The First of Long Island Corporation for the year ended December 31, 2005.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Livingston, New Jersey
March 10, 2006
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